Exhibit 99.1

Contacts:
Peter Garcia	Jody Cain
PDL BioPharma, Inc.	LHA Investor Relations
775-832-8500	310-691-7100
Peter.Garcia@pdl.com	jcain@lhai.com

PDL BioPharma Reports 2019 First Quarter Financial Results

INCLINE VILLAGE, Nev. (May 9, 2019) – PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) reports financial results for the three months ended March 31, 2019:

First Quarter and Recent Financial Highlights

•	Total revenues of $38.9 million.

•	GAAP net income of $6.7 million or $0.05 per diluted share.

•	Non-GAAP net income attributable to PDL’s shareholders of $11.9 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Cash and cash equivalents of $366.3 million as of March 31, 2019.

•	Repurchased 13.1 million shares of common stock in the open market during the first quarter of 2019 for $44.4 million, or an average price of $3.38 per share.

•	Invested $30.0 million in Evofem Biosciences, Inc. in April 2019.

“This is a very exciting time at PDL as we report strong first quarter financial results while we consider expanding our strategic transaction with Evofem Biosciences, as announced on April 11,” said Dominique Monnet, president and CEO of PDL. “The elements of this transaction fit with our commitment to creating shareholder value by entering into strategic collaborations with pharmaceutical companies with innovative products and technologies. Evofem Biosciences provides us with an attractive opportunity to make a contribution to women’s healthcare, which presents many unmet medical needs that have been largely underserved by large pharmaceutical companies. Evofem’s lead investigational drug product, Amphora®, offers a novel non-hormonal approach to contraception for women. Additionally, we are confident that Evofem’s team has the talent, expertise and dedication to execute successfully its commercial plan for Amphora®.

“Should we make the second $30 million tranche of our proposed investment in Evofem, our team at PDL would bring significant value to the Amphora launch by contributing our capital and expertise in commercializing products in the U.S. and internationally,” he added.

First Quarter Revenue Highlights

•	Total revenues of $38.9 million included:

◦
Product revenue of $26.7 million, which consisted of $20.0 million from the sales of our branded prescription medicine products Tekturna® and Tekturna HCT® in the U.S. and Rasilez® and Rasilez HCT® in the rest of the world and revenue generated from the sale of an authorized generic form of Tekturna in the United States (collectively, the Noden Products), and $6.7 million of product revenue from the LENSAR® Laser System.

▪	Product revenue from the Noden Products was $12.2 million in the U.S. and $7.8 million in the rest of the world.

◦	Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $12.3 million, primarily related to the Assertio royalty asset.

•	Total revenues of $38.9 million, compared with $38.5 million for the first quarter of 2018.

◦
Product revenue of $26.7 million, increased 14.4%, compared with $23.3 million for the prior-year period. The increase is primarily due to the initial inventory stocking related to the launch of an authorized generic form of Tekturna in the United States in March 2019.

◦
PDL recognized $12.3 million in revenue from royalty rights - change in fair value, compared with $11.1 million in the prior-year period. The increase is related to higher royalties from the Assertio royalty asset.

▪	PDL received $12.6 million in net cash royalties from its royalty rights in the first quarter of 2019.

◦
Royalties from PDL’s licensees to the Queen et al. patents were less than $0.1 million in the first quarter of 2019, compared with $2.8 million for the first quarter of 2018 as royalties on the sales of Tysabri® are nearing completion.

◦	Interest revenue decreased by $0.7 million from the prior-year period due to CareView Communications not making its interest payment in the first quarter of 2019.

First Quarter Operating Expense Highlights

•	Operating expenses were $28.4 million, a $5.8 million decrease from $34.2 million for the first quarter of 2018. The variance was primarily a result of:

◦	a $4.7 million decline in amortization expense for the Noden intangible assets as a result of the impairment recorded for these intangible assets in the second quarter of 2018,

◦	a $1.2 million, or 10%, decline in general and administrative expenses primarily due to lower professional fees,

◦	a $2.8 million, or 50%, decline in sales and marketing expenses, reflecting the cost savings from the change in our marketing strategy for the Noden Products,

◦	offset by a $2.2 million increase in Noden Products and LENSAR cost of product revenue, due to higher sales in both segments,

◦	a $0.6 million favorable adjustment to the fair value of the contingent consideration recorded in the first quarter of 2018 with no corresponding adjustment in the first quarter of 2019, and

◦	higher research and development expenses in our Medical Devices segment.

Stock Repurchase Programs

•
In November 2018, PDL began repurchasing shares of its common stock pursuant to the $100.0 million share repurchase program. During the first quarter of 2019, the Company repurchased 13.1 million shares for an aggregate purchase price of $44.4 million, or an average cost of $3.38 per share, including trading commission.

•	Subsequent to the close of the first quarter of 2019, the Company repurchased 2.8 million shares at an average price of $3.77 per share, for a total of $10.4 million.

•	To date, the Company has repurchased 24.5 million shares for a total of $80.3 million in the $100.0 million program leaving $19.7 million available to be repurchased.

•	Since initiating its first stock repurchase program in March 2017, the Company has used $135.3 million to repurchase a total of 46.6 million shares of its common stock.

Other Financial Highlights

•	PDL had cash and cash equivalents of $366.3 million as of March 31, 2019, compared with cash and cash equivalents of $394.6 million as of December 31, 2018.

•	The reduction in cash and cash equivalents was primarily the result of common stock repurchases of $44.4 million, partially offset by the proceeds from operations and royalty rights.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 1099595. A telephone replay will be available beginning approximately one hour after the call through one week following the call and may be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 1099595.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of www.pdl.com and select “Events & Presentations.”

About PDL BioPharma, Inc.

PDL BioPharma seeks to provide a significant return for its stockholders by entering into strategic transactions involving late clinical- or early commercial-stage pharmaceutical companies or products with attractive revenue growth potential. For more information please visit www.pdl.com

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Revenues
Product revenue, net	$26,686	$23,324
Royalty rights - change in fair value	12,257	11,091
Royalties from Queen et al. patents	3	2,783
Interest revenue	—	749
License and other	(33)	571
Total revenues	38,913	38,518
Operating Expenses
Cost of product revenue (excluding intangible asset amortization)	12,810	10,566
Amortization of intangible assets	1,572	6,293
General and administrative	10,462	11,661
Sales and marketing	2,730	5,513
Research and development	869	793
Change in fair value of contingent consideration	—	(600)
Total operating expenses	28,443	34,226
Operating income	10,470	4,292

Non-operating expense, net
Interest and other income, net	1,874	1,914
Interest expense	(2,955)	(3,585)
Total non-operating expense, net	(1,081)	(1,671)
Income before income taxes	9,389	2,621
Income tax expense	2,772	1,019
Net income	6,617	1,602
Less: Net loss attributable to noncontrolling interests	(63)	—
Net income attributable to PDL’s shareholders	$6,680	$1,602

Net income per share
Basic	$0.05	$0.01
Diluted	$0.05	$0.01

Shares used to compute income per basic share	128,799	151,473
Shares used to compute income per diluted share	129,390	152,579

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$366,324	$394,590
Total notes receivable	$63,704	$63,813
Total royalty rights - at fair value	$376,147	$376,510
Total assets	$923,533	$963,736
Total convertible notes payable	$126,567	$124,644
Total stockholders’ equity	$693,784	$729,779

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME
(Unaudited)
(In thousands)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2019	2018
GAAP net income attributed to PDL’s stockholders as reported	$6,680	$1,602
Adjustments to Non-GAAP net income (as detailed below)	5,175	12,507
Non-GAAP net income attributed to PDL’s stockholders	$11,855	$14,109

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2019	2018
GAAP net income attributed to PDL’s stockholders, as reported	$6,680	$1,602
Adjustments:
Mark-to-market adjustment to fair value assets	363	7,532
Non-cash interest revenues	—	(74)
Non-cash stock-based compensation expense	1,169	957
Non-cash debt offering costs	1,923	2,132
Non-cash depreciation and amortization expense	1,128	1,004
Mark-to-market adjustment on warrants held	33	(71)
Non-cash amortization of intangible assets	1,572	6,293
Mark-to-market adjustment of contingent consideration	—	(600)
Income tax effect related to above items	(1,013)	(4,666)
Total adjustments	5,175	12,507
Non-GAAP net income	$11,855	$14,109

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) non-cash stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to-market adjustments related to warrants held, (6) non-cash amortization of intangible assets, (7) mark-to-market adjustment related to acquisition-related contingent consideration, (8) non-cash depreciation and amortization expense and (9) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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